EXHIBIT 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT ANNOUNCES ACQUISITION OF DEPOT CASINO AND RED HAWK SPORTS BAR IN DAYTON, NV

Reno, Nevada – February 28, 2005 - The Sands Regent (NASDAQ: SNDS) today announced that it has entered into a definitive agreement to purchase two privately held casino properties in Dayton, NV, the Depot Casino and the Red Hawk Sports Bar. Closing of the acquisition is subject to final due diligence and receipt of all necessary regulatory approvals. Management of The Sands Regent expects the sale to close in the summer of 2005.

Under the agreement, the expected purchase price of $10,165,000 will consist of approximately $9.5 million in cash plus approximately $665,000 in shares of The Sands Regent common stock. The final purchase price will be based on the twelve-month financial performance of the Dayton properties prior to closing of the sale on a date as yet unknown.

The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar. The land to be acquired with the two properties is approximately five acres. Both properties maintain unrestricted gaming licenses.

Dayton is one of the fastest growing communities in the U.S. Located approximately 10 miles east of Carson City, Dayton is the largest town in Lyon County, Nevada’s fastest-growing county, which recorded 16.3% growth between 2000 and 2003. Approximately 16,000 new homes are planned for the area over the next eight years.

Ferenc B. Szony, President and Chief Executive Officer of The Sands Regent, commented, “We look forward to working with the great management of these two very strategically located properties. Historic and rapidly growing Dayton is the perfect spot for the next phase of our growth strategy as a regional gaming and entertainment company. We see opportunities to leverage the unrestricted gaming licenses and build on the established customer bases in each location.”

Mr. Szony continued, “Since diversifying from our downtown Reno Sands Regency property through the acquisitions of Gold Ranch in 2002 and of Rail City in 2004, our company has experienced tremendous growth, and we look forward to the opportunities that Depot Casino and Red Hawk Sports Bar in nearby Dayton offer us in terms of expansion, cross-marketing and cultivating additional future growth.”

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, keno, bingo, live poker and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers 260 slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisition and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2004. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

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